 Exhibit 4.(a).14

Unofficial Translation

[State Emblem]

The State of Israel
    Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 54

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 75

1.	In Article 75.8, instead of sub-section (b)(3) shall come:

a.
"(3) a call made by dialing a number with a special access code for a free of charge service for the person initiating the call, that was allotted to the Subscriber in accordance with an agreement with him;"

b.	Article 75.9 of the License shall be deleted.

Amendment of the First Annex

2.	Article 2.2 of the First Annex to the License , after item 45, shall come:

46.	Free of charge service for the caller	The initiator of the call shall not be charged for the call. The receiver of the call shall be charged in accordance with appropriate billing arrangements	3/2010	In accordance with the service file1

Commencement

3.	The commencement of this amendment shall be from the effective date of the relevant amendments to the payment regulations and the interconnect regulations or on 28 March 2010, the later of the dates.

(16 March 2010)

(sgd) ________________ Eden Bar Tal, Adv. Director-General	(sgd) ________________ Zeev Raz Temporary Senior Deputy Director-General, Engineering and Licensing

1 In accordance with the service file "free of charge call for the caller" ("1-800 service")